Exhibit 10.50

Execution Version

May 29, 2026

STRICTLY CONFIDENTIAL

Ketan Seth

Blue Acquisition Corp.

1601 Anita Lane

Newport Beach, CA 92660

Dear Ketan:

This letter (the “Agreement”), dated to be effective as of May 29, 2026 (the “Effective Date”), will confirm the basis upon which Blue Acquisition Corp. (“Company”) has engaged Northland Securities, Inc. (together with its affiliates, control persons, officers, directors, employees and agents, “Northland”), to act as capital markets advisor to the Company (the “Engagement”) to carry out the services described herein in connection with Company’s proposed business combination transaction (the “Transaction”) with Blockfusion USA, Inc. (the “Target”, and together with Company, the “Transaction Parties”). For purposes of this Agreement, the surviving public company in the proposed Transaction, Blockfusion Data Centers, Inc., a Delaware corporation, is referred to as “Pubco” or the “Combined Company” and all references to Company from and after the consummation, if any, of the proposed Transaction (the “BC Closing”) should be understood to refer, instead, to Pubco, which will carry out the business of Target from and after the BC Closing. Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

1. Services to be Rendered. To the extent appropriate and if requested by Company, Northland agrees to provide Company the following services in connection with the Transaction on a “reasonable efforts” basis during the Term (as defined below) of the Engagement, subject to the provisions of this Agreement. Notwithstanding the foregoing, Northland shall not initiate discussions or contact with any potential investors in the Company (that are not already holders of Company securities) without first obtaining the prior written consent of the Company to such discussions or contacts; further, Northland shall not share any written materials or Confidential Information (as defined below) with prospective or current investors unless and until such materials and information have been pre-approved in writing (which may be by email) by the Company and Target (and then only in accordance with the terms set forth in Section 5 of this Agreement (Confidentiality). In performing its roles, Northland will, amongst other things:

A.	familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of Company and the Target;

B.	assist the Company in setting up non-deal roadshows and roadshow logistics (including inviting the Company to investor conferences hosted by Northland);

C.	conduct an internal sales force training session (teach-in); and

D.	introduce potential institutional investors to Company; and

E.	assist with the evaluation, structuring and negotiation of a proposed pre-lease debt financing facility into which the Target may enter and related financing arrangements with Macquarie Group and its affiliates, including providing general capital structure, transaction structuring and financing advisory services to Company, for the benefit of the Transaction Parties, in connection therewith;

; provided, however, that promptly upon request by Company, Northland and its Representatives (as defined below) will also discontinue services or activities that Northland may be providing in connection with this Engagement. The relationship contemplated herein is not exclusive and in addition to Northland, Company may engage additional advisors to provide independent capital markets advisory services in connection with the Transaction. Company acknowledges that Northland may enter into an engagement with and/or provides services to Target or its affiliates relating to providing financing or other services to Target or to Combined Company following a Business Combination.

2. Fees.

A. Capital Markets Advisor Fee. In consideration for its services hereunder, upon consummation of the proposed Transaction (the “Closing”), Northland shall receive a fee equal to $1,000,000 (the “Capital Markets Advisor Fee”), payable in cash by the Combined Company at, and contingent upon, the Closing. All amounts payable under this Section 2.A and under Section 2.B shall be payable in cash (unless otherwise agreed in writing by Company, Pubco and Northland) at, and contingent upon the occurrence of, the Closing.

B. Expenses. In addition to the Capital Markets Advisor Fee that may be payable to Northland hereunder, Northland shall be entitled to reimbursement for reasonable, documented out of pocket, non-duplicative and non-reimbursable expenses incurred in connection with the Engagement. Northland shall seek the Company’s consent for such expenses to be reimbursable hereunder (not to be unreasonably withheld, conditioned or delayed); provided, however, that in no event shall Northland’s aggregate reimbursable expenses hereunder exceed $2,500 without the prior written consent of Company (email to suffice), which shall not be unreasonably withheld, conditioned or delayed.

3. Term and Termination of Engagement.

A. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate upon the earliest to occur of (i) the 12-month anniversary of the Effective Date, (ii) the termination of the Transaction in accordance with the terms of the Business Combination Agreement into which the Transaction Parties entered as of November 19, 2025 (as amended, and as such agreement may be further amended or supplemented from time to time, the “Business Combination Agreement”), (iii) the deadline for Company to consummate the Transaction pursuant to the terms of the Business Combination Agreement, subject to any extension of time permitted pursuant to Company’s governing documents or the Business Combination Agreement (with any of the events described in clauses (i), (ii) and (iii) comprising an “Automatic Termination”); (iv) consummation of the Transaction and (v) termination of this Agreement in accordance with its terms. In the event this Agreement expires or is terminated, the rights and obligations of the parties shall cease except as set forth in the following Sections that shall survive such termination or expiration, as well as Annexes I, II and III: Sections 2 and 4, and all definitions and terms incorporated therein; further, the terms and provisions set forth in Annex III (and all definitions and terms incorporated therein), which are integral to Company’s willingness to enter into this Agreement with Northland, will survive expiration or termination of this Agreement indefinitely. If an Automatic Termination occurs during the Term and prior to the consummation of the Transaction, Northland will be entitled to reimbursement of qualifying expenses in accordance with Section 2(B) hereof, but will not be entitled to any portion of the Capital Markets Advisor Fee pursuant to Section 2(A) hereof.

B.	This Agreement may be terminated during the Term as follows:

i.	by Northland, upon 20 days’ prior written notice to Company (a “Convenience Termination”), provided, however, that if Northland effects a Convenience Termination prior to the consummation of the Transaction, Northland will be entitled to reimbursement of qualifying expenses in accordance with Section 2(B) hereof, but will not be entitled to any portion of the Capital Markets Advisor Fee pursuant to Section 2(A) hereof; or by Company, upon 10 days’ prior written notice to Northland, in which event if (and only if) the Transaction is consummated and Company’s termination of Northland was not a Cause Termination (as defined below), Northland will be entitled to reimbursement of qualifying expenses in accordance with Section 2(B) hereof and will be entitled to the Capital Markets Advisor Fee payable under Section 2(A); and

ii.	by either party in the event that the other party has breached this Agreement in any material respect and failed to cure such breach within a 10 business day period following the date of delivery of written notice of such material breach by the non-breaching party to the breaching party (a “Cause Termination”) specifying in reasonable detail the alleged material breach giving rise such to such termination, provided, that if Company effects a Cause Termination prior to the consummation of the Transaction, Northland will not be entitled to any portion of the Capital Markets Advisor Fee pursuant to Section 2(A) hereof (but for the avoidance of doubt will be entitled to reimbursement of expenses in accordance with Section 2(B) hereof).

Upon expiration or termination of this Agreement in accordance with this Section 3, neither party, inclusive of the Combined Company, will have any continuing liability or obligations hereunder (other than the confidentiality obligations pursuant to Section 5 and pursuant to the provisions surviving termination or expirations set forth in Section 3(A)).

4. Indemnification; Contribution. In consideration of and as a condition precedent to Northland undertaking the Engagement, Company agrees to the indemnification provisions and other matters set forth in Annex I, which is incorporated by reference into this Agreement.

5. Confidentiality. Northland agrees to use all confidential, non-public or proprietary information of or concerning Company, the Target, Pubco and the Transaction, and the respective businesses and operations of each of the foregoing (collectively, “Confidential Information”), Northland or its Representatives (as defined below) receives or are made available to them in connection with this Agreement solely in connection with services that are the subject of this Agreement related to the Transaction and, except as required by applicable law, governmental (including the U.S. Securities and Exchange Commission or FINRA) or stock exchange rules or regulations or other legal requirement or legal process (“Legal Requirement”), to treat all such information confidentially and not disclose such information to any third party without Company’s prior written consent, other than to Northland’s Representatives who need to know such information in connection with this Engagement who are informed by Northland of the confidential nature of such information and who have an obligation of confidentiality and non-use to Northland with respect thereto that are consistent with the provisions of this Agreement. Northland shall be liable for any breach of the provisions of this paragraph by its Representatives (other than any Representatives which enter into confidentiality agreements directly with Company). The term “Confidential Information” does not include any information: (i) that was already in the possession of Northland or any of its Representatives on a non-confidential basis prior to the time of disclosure to Northland or its Representatives (provided that the source of such information is not known by Northland or its Representatives is not subject to any prohibition on disclosure of such information); (ii) obtained by Northland or any of its Representatives from a third person which, insofar as is known to Northland or its Representatives, is not subject to any prohibition against disclosure; (iii) which was or is independently developed by Northland or any of its Representatives without use of or reference to any Confidential Information or violating any confidentiality obligations under this Agreement; or (iv) which was or becomes generally available to the public through no breach of this Agreement by Northland or its Representatives. If Northland or its Representatives becomes required by applicable Legal Requirement to disclose any Confidential Information, to the extent legally permissible (except for routine audits and exams that are not targeted at Company, the Target, the Combined Company, the proposed Transaction, this Engagement or the Confidential Information), it (a) shall provide prompt notice thereof to Company reasonably in advance of any disclosure, (b) shall (and shall direct its Representatives to) reasonably cooperate (at the expense of Company) with any request of Company, at Company or Combined Company’s sole expense, to seek an order or other remedy to prevent or narrow such disclosure, and, (c) if, after compliance with clauses (a) and (b) above, such disclosure is still required after giving effect to any successful efforts by Company to prevent or narrow such disclosure, may (or its Representative, as applicable, may) disclose only that Confidential Information which its counsel advises it is required by applicable Legal Requirement to disclose. For purposes of this Agreement, “Representatives” shall mean a person’s affiliates and its and its affiliates’ respective officers, directors, employees, accountants, counsel and other agents and representatives (provided that for purposes of this Agreement, the Target and Company shall in no event be deemed to be Representatives of each other). This Section 5 supersedes that certain Confidentiality Agreement among Company, Target and Northland dated May 18, 2026, as to Company and Northland.

Northland may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to Company (including potentially entering into an engagement with Target relating to providing financing or other services). Company also acknowledges that Northland has no obligation to use in connection with the Engagement or to furnish Company confidential information obtained from other companies (including Target). Furthermore, Company acknowledges Northland may have fiduciary or other relationships whereby it or its’ affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of Company. Company acknowledges that Northland may exercise such powers and otherwise perform these functions in connection with such fiduciary or other relationships without regard to its relationship to Company hereunder, subject in all respects to applicable securities laws. In the ordinary course of its business, Northland is actively engaged in research activities and investment banking and other activities as an active market participant and, in the course of such activities, may generally provide information that relates to Company’s or Target’s industry and, such activities, shall not be deemed a breach of this Agreement as long as any information provided does not include Confidential Information (as such term is defined in this Agreement).

6. Entire Agreement; Interpretation. This Agreement (including Annexes I-III hereto) was drafted by Company and Northland and constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof. This Agreement may be executed in any number of counterparts (including by pdf or other electronic document transmission), each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. In this Agreement, unless the context otherwise requires, the term: (i) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (ii) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (iii) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Agreement to an affiliate of the Company prior to the consummation of the Transaction will include Company’s Sponsor.

7. Notice. All notices and other communications required hereunder shall be in writing and shall be deemed effectively given (a) upon personal delivery; (b) upon confirmed transmission by email; (c) on the next business day after timely delivery to a nationally-recognized overnight courier; or (d) on the business day actually received if deposited with the United States Post Office, by first-class mail, postage prepaid, addressed (i) if to the Company, at the Company’s address as set forth above, attention: Chief Executive Officer (with a copy, which shall not constitute notice, to: Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, Attn: David Landau, Esq. and Meredith Laitner, Esq., Email: dlandau@egsllp.com and mlaitner@egsllp.com), or at such other address and/or to such other addressee as the Company shall have furnished to Northland or (ii) if to Northland, to Northland Securities, Inc., 150 South 5th Street, Suite 3300, Minneapolis, MN 55402, Attention: Northland Capital Markets Investment Banking, or at such other address and/or to such other addressee as Northland shall have furnished to the Company. For purposes of this Agreement, “business day” shall mean any day other than a Saturday, Sunday or other on which the commercial banks in the city of Minneapolis are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Minneapolis, Minnesota are generally open for use by customers on such day.

8. Severability. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated. The parties will substitute for any invalid, void or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid, void or unenforceable provision.

9. Amendment; Waiver. This Agreement may not be amended or modified except in writing signed by each of the parties hereto. No waiver of the terms and conditions of this Agreement will be binding upon a party, unless approved in writing and signed by the party against whom enforcement of such waiver is sought. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Company and Northland, including any successor of the Company by merger or otherwise, as well as any company (a “Third Party”) that acquires the Target or a majority ownership interest in Target through a merger between the Company and a subsidiary of the Third Party (including, for the avoidance of doubt, the Combined Company). Neither party has the right to assign its obligations or rights or privileges pursuant to this Agreement to any other person without the written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), and any purported assignment or transfer without such consent shall be null and void ab initio and of no effect; provided, however, it may be assigned (i) by Northland to any successor in interest or (ii) by Company to the Target or to the Combined Company or (subject to internal KYC and committee approvals by Northland) any other successor in interest to the Company upon consummation of the Transaction. This Agreement does not confer any rights or remedies upon any person other than the parties hereto and their heirs, successors and permitted assigns.

11. Announcement of Transaction. Company and Northland acknowledge and agree that Northland may, subsequent to the Closing, make public its involvement with the Company, so long as it only discloses information that is otherwise publicly available.

12. Independent contractor status; No authority to bind Company. Northland is being engaged by Company as an independent contractor and in no other capacity and any duties of Northland arising out of its Engagement pursuant to this Agreement shall be owed solely to Company and to no other party. For the avoidance of doubt, none of Northland nor any Representative thereof shall, by virtue of this Engagement, have the authority to bind Company to any agreement or terms.

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Company and Northland agree that the provisions set forth in Annex I, Annex II and Annex III attached to this Agreement form an integral part of this Agreement and are hereby incorporated by reference in their entirety. Capitalized terms used but not defined in any of the Annexes hereto shall have the meanings assigned to them in this Agreement. All references in the Annexes hereto to this “Agreement” shall mean this Agreement (including the Annexes).

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

Sincerely,

Northland Securities, Inc.

By:	/s/ Dave Levine
Dave Levine
Head of Investment Banking

Address:	150 South Fifth Street, Suite 3300
Minneapolis, Minnesota 55402
Attention: Dave Levine

This Agreement contains a predispute arbitration provision
in Annex II(A) beginning on page 1 of Annex II.

Accepted and agreed to as of the Effective Date:

Blue Acquisition Corp.

By:	/s/ Ketan Seth
Ketan Seth
Chief Executive Officer

ANNEX I

Indemnification Provisions

In the event that Northland, the respective directors, officers, agents or employees of Northland, or any other person controlling Northland (collectively, together with Northland, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding (a “Proceeding”), actual or threatened, brought by or against any person, including equity holders of Company, in connection with or as a result of (i) the Engagement contemplated by the Agreement to which this Annex I is attached, including related to or arising out of or in connection with Northland’s services (whether occurring before, at or after the Effective Date) under the Agreement, or the Transaction or any Indemnified Person’s role in connection with the Transaction, or (ii) any untrue statement of a material fact contained in or omitted from any registration statement, prospectus, prospectus supplement used to offer securities in connection with the Transaction, as such materials may be amended or supplemented (collectively, the “Offering Materials”), Company will reimburse such Indemnified Person for its reasonable, documented out-of-pocket and non-duplicative legal expenses (including without limitation the reasonable, documented out-of-pocket, non-reimbursable and non-duplicative costs and expenses incurred in connection with investigating any potential Liabilities (as defined below) or claims, preparing for and responding to third party subpoenas or enforcing the Engagement) incurred in connection therewith as such expenses are incurred; provided, however, none of Company, Target or the Combined Company shall be responsible for any losses, claims, damages or liabilities (“Liabilities”) as described above if it is finally determined by a court (without right of appeal) in any such Proceeding that such Liabilities of Northland or any other Indemnified Person have resulted from the gross negligence, willful misconduct or bad faith of Northland, any Representatives thereof or any other Indemnified Person, then Northland will promptly repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Northland, its Representatives or any other Indemnified Person which is the subject of such determination. In no event shall Company, the Target, the Combined Company or any Indemnified Person be responsible for any special, indirect or consequential damages incurred by any such other parties; provided, however, that nothing in this sentence shall be deemed to relieve Company of any obligation it may otherwise have hereunder for any such damages asserted by an unaffiliated third party.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence, willful misconduct or bad faith of Northland, any Representatives thereof or any other Indemnified Person (as described above)), Company and Northland shall contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by Company, on the one hand, and by Northland and/or any other Indemnified Person, on the other hand, with respect to the Engagement or, if such allocation is determined by a court to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of Company on the one hand and of Northland and/or any other Indemnified Person on the other hand; provided, however, that in no event shall the amounts to be contributed by Northland exceed the fees actually received by Northland in the Engagement. Relative benefits to Company, on the one hand, and Northland and/or any other Indemnified Person, on the other hand, shall be deemed to be in the same proportion as (i) the total value to be received by Target or its security holders, as the case may be, pursuant to the Transaction, whether or not consummated, contemplated by the Engagement, bears to (ii) all fees actually received by Northland in the Engagement.

Company also agrees that neither Northland nor any other Indemnified Person shall have any liability to Company or any person asserting claims on behalf or in right of Company in connection with or as a result of the Engagement or any matter referred to in the Engagement, except to the extent that any Liabilities incurred by Company are finally determined by a court (without right of appeal) to have resulted primarily and directly from the willful misconduct, gross negligence or bad faith of Northland or any other Indemnified Person in performing the services that are the subject of the Engagement.

In case any Indemnified Person shall receive written notice of the commencement of any proceeding with respect to which such Indemnified Person intends to exercise rights under this Annex I, such Indemnified Person shall promptly notify Company in writing (with no limitations on the indemnification provided hereunder from failure to promptly notify except to the extent the Company is harmed by the delay). Company shall have the right to assume the defense of any such action, including the employment of counsel reasonably satisfactory to Northland and shall not settle, compromise, consent to the entry of any judgement in or otherwise seek to termination any Proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, (a) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Persons in form and substance satisfactory to the Indemnified Persons from all liabilities arising out of such claim, action or proceeding and no damages are payable by an Indemnified Person, or (b) unless Company receives Northland’s prior written consent, not to be unreasonably conditioned, withheld or delayed. Any Indemnified Person shall be entitled to retain separate counsel of its choosing and participate in the defense of any action in connection with any of the matters set forth in this Annex I, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) Company has failed to assume the defense and employ counsel reasonably acceptable to Northland within a reasonable time after receiving notice of commencement of such Proceeding or has elected not to assume the defense of such Proceeding or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Person and Company, and such Indemnified Person shall have been advised by outside counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to Company; provided that Company shall not in such event be responsible under this Annex I for the fees and expenses of more than one firm or separate counsel in connection with any such action in the same jurisdiction (plus any required local counsel).

If at any time an Indemnified Person requests Company to reimburse the Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Agreement, Company’s consent shall be required for any settlement for which it is expected to indemnify, and such consent shall not be unreasonably conditioned, withheld or delayed. Notwithstanding the foregoing, absent a final judicial determination of gross negligence, bad faith or willful misconduct by the Indemnified Person, Company will be liable for any settlement of any Proceedings effected without its written consent if (i) the proposed settlement is entered into more than 30 days after receipt by Company of the request for reimbursement, (ii) Company has not reimbursed the Indemnified Person within 30 days of such request for reimbursement, (iii) the Indemnified Person delivered written notice to Company of its intention to settle and the failure to pay within such 30 day period, and (iv) Company does not, within 20 days of receipt of the notice of the intention to settle and failure to pay, reimburse the Indemnified Person for such legal or other expenses and object to the Indemnified Person’s seeking to settle such Proceedings.

Company’s reimbursement, indemnity and contribution obligations hereunder will inure to the benefit of any successors, assigns, heirs and representatives of each Indemnified Person. Solely for the purpose of enforcing this Agreement, Company and Northland each hereby consents to personal jurisdiction and venue in any court in which any Proceeding is brought.

Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The provisions of this Annex I shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect, regardless of the completion or termination of the Engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

In the event Company proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, Company will give prompt prior notice thereof to Northland and will make proper provision in a manner reasonably satisfactory to Northland so that Company’s obligations hereunder are expressly assumed by the other party or parties to such transaction.

For the avoidance of doubt, the terms and provisions of this Annex I will at all times be subject to the terms, provisions and limitations set forth in Annex III (Waiver Against Trust). No Indemnified Person (other than Northland, as a direct party to this Agreement) will have any rights under this Annex I or the Agreement (and any actions on behalf of such Indemnified Person must be taken on their behalf by Northland) unless they first agree in writing with Company to be subject to the provisions of Annex III (Waiver Against Trust) of the Agreement that apply to Northland.

ANNEX II

STANDARD TERMS AND PROVISIONS

A. GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof. This Agreement contains a predispute arbitration clause. Venue for any dispute shall be in New York, the State of New York. By signing an arbitration agreement the parties agree as follows:

●	All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

●	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

●	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

●	The arbitrators do not have to explain the reason(s) for their award.

●	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

●	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

●	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Any dispute or controversy arising out of this Agreement or regarding the interpretation, application, or breach of this Agreement shall be determined by arbitration conducted in accordance with the rules of the Financial Industry Regulatory Authority as then in effect. Any arbitration award shall be final and binding upon Company and Northland, and judgment on the award may be entered in any court having jurisdiction. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein. Each party will share equally in the fees and expenses of the arbitrator and the arbitration. In the event of any dispute or litigation or other proceeding between the parties with respect to any provision of this Agreement or arising from the Engagement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of the reasonable fees and disbursements of the prevailing party’s attorney to the extent that they relate to such dispute, litigation, or other proceeding. The proceedings will be conducted in English. Notwithstanding the foregoing, it is expressly agreed that either party may seek injunctive relief, at any time, in an appropriate court of law or equity to enforce its rights hereunder.

B. NO FIDUCIARY OBLIGATIONS. Company is a sophisticated business enterprise that has retained Northland for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the Engagement. In addition, Company acknowledges and agrees that Northland has been retained under the Agreement to act as an advisor solely to Company and not as an advisor to any other person, and that no other person, including any employee, equityholder or creditor of Company, shall be a beneficiary or acquire or have any right under or by virtue of the Agreement as against Northland or its affiliates, or their respective directors, officers, employees or agents, successors or assigns.

C. RELIANCE ON OTHERS. Company acknowledges that Northland is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Company confirms that it will rely on its own counsel and accountants for legal, tax and accounting advice and that Northland has no responsibility or liability to Company with respect to such matters. Company acknowledges that any advice given by Northland to Company is solely for benefit and use of Company’s board of directors and may not be used, reproduced, disseminated, quoted or referred to without Northland’s prior written consent.

D. COMPANY’S RESPONSIBILITIES, REPRESENTATIONS AND WARRANTIES. Company represents and warrants that it will, at all times during the term of this Agreement, comply with all U.S. Securities and Exchange Commission rules and regulations, including, but not limited to, the rules and regulations promulgated pursuant to Regulation FD (Fair Disclosure) under the Securities and Exchange Act of 1934 relating to the selective disclosure of material nonpublic information.

E. CONFIDENTIALITY. Company acknowledges that this Agreement and all opinions and advice (whether written or oral) given by Northland to Company in connection with the Engagement are intended solely for the benefit and use of Company. Company further acknowledges that neither the terms of this Agreement nor any of Northland’s opinions or financial advice will be disclosed to any third party (other than counsel to Company and to Target, Pubco and their respective officers, directors and counsel), without the prior written consent of Northland, except as required by applicable Legal Requirement (and then only in accordance with the terms and provisions set forth in paragraph 5 of the Agreement).

F. RESEARCH MATTERS. By entering into this Agreement or serving as a financial advisor, Northland does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of Company and Company hereby acknowledges and agrees that Northland’s selection as a financial advisor was in no way conditioned, explicitly or implicitly, on Northland providing favorable or any research coverage of Company. In accordance with FINRA Rule 2241, the parties acknowledge and agree that Northland has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to Company or inducement for the receipt of business or compensation.

G. OTHER INVESTMENT BANKING SERVICES. Company acknowledges that Northland and its affiliates (and any co-agents) are securities firms engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, Northland and its affiliates and co-agents may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers, in Company’s debt or equity securities, Company’s affiliates or other entities that may be involved in the transactions contemplated by this Agreement. In addition, Northland and its affiliates and co-agents may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to Company. Company also acknowledges that Northland and its affiliates and co-agents have no obligation to use in connection with the Engagement or to furnish Company confidential information obtained from other companies. Furthermore, Company acknowledges Northland may have fiduciary or other relationships whereby it or its’ affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of Company or others with interests in respect of any transaction with Company. Company acknowledges that Northland or such affiliates or co-agents may exercise such powers and otherwise perform their respective functions in connection with such fiduciary or other relationships without regard to their relationship to Company hereunder.

H. COMPANY VERIFICATION. In compliance with federal law and other applicable regulations, Northland may be required to obtain, verify, and record information that identifies each client with whom Northland conducts business and to determine the source of funding for contemplated transactions, and in furtherance of Northland’s engagement under this letter, Northland may conduct a general background investigation on Company and its officers and directors. Northland may therefore ask Company to provide copies of identifying documents for its organization (i.e., certificate of incorporation and tax identification number) as well as identifying information for executive management and board members, as applicable. Company hereby consents to the performance of such background investigation and authorize Northland and its agents to request and obtain information about Company and its officers and directors from various sources, and further authorize any and all such sources to disclose to Northland and its agents such information as they may request in connection with the foregoing. Northland may be required to disclose this information pursuant to applicable laws (including the USA Patriot Act), rules or regulations, but it will otherwise be retained in confidence according to Northland’s privacy policy. Company hereby releases any individual or entity, including Northland and its agents, from any and all claims or liabilities that might arise from the inquiry into or disclosure of any information in connection with such verifications background checks, including claims under any federal, state, or local civil rights law and any claims for defamation or invasion of privacy.

I. PAYMENTS. All payments to be made to Northland hereunder shall be non-refundable (except as stated in Section 3) and made in cash by wire transfer of immediately available U.S. funds. If the fees to be paid to Northland are denominated in a currency other than U.S. dollars, such fees shall be converted into U.S. dollars at the closing mid-market exchange rate in New York on the business day prior to that on which payment of the fees is to be made. No fee payable to Northland hereunder shall be credited against any other fee due to Northland. Company’s obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim. All amounts payable to Northland or any other Indemnified Person (as hereinafter defined) under the terms of the Agreement shall be paid to Northland or any other Indemnified Person free and clear of all deductions or withholdings. If the deduction or withholding is required by law, Company will pay such additional amount as will be required to ensure that the net amount received by Northland or any other Indemnified Person is equal to the amount it would have received had no such deduction or withholding or charge been made. All fees and expenses payable under the provisions of the Agreement that are subject to any applicable value added, sales, turnover, consumption or similar tax, which will be payable by or charged to Company. If any payment to Northland is not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of Northland’s rights hereunder, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise.

J. PARTICIPATION IN PROCEEDINGS. In additional to the other reimbursement obligations set forth in this Agreement, in the event Northland or its directors, officers, employees, agents, affiliates and controlling persons (collectively, “Representatives”) must attend or participate in judicial or other proceedings to which it is not a party relating to the subject matter of this Agreement, Company shall pay Northland or such Representatives an additional, per diem payment, per person, at Northland’s or such Representatives customary rates, together with reimbursement of all out-of-pocket expenses and disbursements, including reasonable attorneys’ fees and disbursements incurred by Northland or its Representatives in respect of their preparation for and participation in such proceedings. Notwithstanding the foregoing, any expense or disbursement in excess of $5,000 will be subject to preliminary review and approval by the Company, with such approval not to be unreasonably withheld. Northland’s counsel and Representatives are intended third-party beneficiaries of this Section.

K. AUTHORITY. Company and Northland represent and warrant that each has the requisite power and authority to enter into and carry out the terms and provisions of this Agreement and that the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

L. NO FURTHER OBLIGATION. Nothing in this Agreement is intended to obligate or commit Northland to provide any services other than as set forth above.

ANNEX III

WAIVER AGAINST TRUST

Reference is made to Company’s final prospectus, dated as of June 12, 2025, and filed with the SEC (File No. 333-287281) on June 13, 2025 (the “Prospectus”). Capitalized terms used in Annex III and not otherwise defined in the Agreement shall have the meanings assigned to them in the Prospectus.  Northland hereby represents and warrants that it has read the Prospectus and understands that Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the over-allotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Company’s public shareholders (including over-allotment shares acquired by Company’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Company may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Company shares in connection with (i) the consummation of Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (ii) an extension of its deadline to consummate a Business Combination, or (iii) an amendment to other provisions of the Amended and Restated Memorandum and Articles of Association of Company’s relating to shareholders’ rights or pre-initial Business Combination activity, (b) to the Public Shareholders if Company fails to consummate a Business Combination within twenty-one (21) months after the closing of the IPO, subject to extension by an amendment to Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to fund Company’s working capital requirements, to pay any taxes and up to $100,000 in dissolution expenses, or (d) to Company after or concurrently with the consummation of a Business Combination. For and in consideration of Company entering into this Agreement and discussions with Northland regarding the possible Engagement and providing Northland and/or its Representatives with access to Confidential Information in connection with such discussions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Northland hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Northland nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom other than distributions to Combined Company following a Business Combination), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Company or its Representatives, on the one hand, and Northland or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Northland on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Northland or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Company or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom other than distributions to Combined Company following a Business Combination) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Company or its affiliates). Northland agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Company and its affiliates to induce Company to enter in this Agreement, and Northland further intends and understands such waiver to be valid, binding and enforceable against Northland and each of its affiliates under applicable law. To the extent Northland or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Company or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Company or its Representatives, Northland hereby acknowledges and agrees that Northland’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Northland or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom other than distributions to Combined Company following a Business Combination) or any amounts contained therein. In the event Northland or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Company or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom other than distributions to Combined Company following a Business Combination) or the Public Shareholders, whether in the form of money damages or injunctive relief, Company and its Representatives, as applicable, shall be entitled to recover from Northland and its affiliates the associated legal fees and costs in connection with any such action, in the event Company or its Representatives, as applicable, prevails in such action or proceeding.

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